Execution Version
[Form of Hamm Funding Commitment Letter — HLND Merger]
June 1, 2009
HH GP Holding, LLC
302 North Independence
Enid, Oklahoma 73701
Ladies and Gentlemen:
          Reference is made to the Agreement and Plan of Merger, dated the date hereof (the “Merger Agreement”), among you (“Parent”), HLND MergerCo, LLC, a Delaware limited liability company and a subsidiary of Parent (“Merger Sub”), Hiland Partners GP, LLC, a Delaware limited liability company and the general partner of the Partnership (“Partnership GP”), and Hiland Partners, LP, a Delaware limited partnership (the “Partnership” and, together with Partnership GP, the “Hiland Parties”). “Trusts” as used herein means the Harold Hamm DST Trust, for which Bert Harold Mackie is the trustee, and the Harold Hamm HJ Trust, for which Bert Harold Mackie is the trustee. Terms used and not defined herein have the meanings ascribed to such terms in the Merger Agreement.
          Prior to the Effective Time, and subject to (i) the terms and conditions of this letter agreement and (ii) the satisfaction or waiver (where permissible) of all of the conditions set forth in Sections 6.1 and 6.3 of the Merger Agreement, the undersigned hereby agrees to contribute to Parent $32,014,000.00 in cash, less the amount of cash, if any, immediately available to Parent or Merger Sub on the Closing Date that was contributed to Parent or Merger Sub by the Trusts (such amount, as so reduced, the “Funding Commitment Amount”).
          The undersigned agrees that the Hiland Parties shall be third party beneficiaries of this letter agreement in respect of the undersigned’s obligations, representations and warranties hereunder and, in such capacity and to the fullest extent permitted by law, are permitted to specifically enforce this letter agreement, provided that, to the fullest extent permitted by law, under no circumstances (including, without limitation, willful breach) shall the undersigned’s aggregate liability hereunder (i) exceed the Funding Commitment Amount or (ii) include any special, indirect, incidental, consequential or punitive damages or lost profits. Parent, by its acceptance of the benefits hereof, agrees and acknowledges that no person other than the undersigned shall have any obligation hereunder.
          The undersigned represents and warrants to Parent that (i) the undersigned has all requisite power and authority to execute, deliver, and perform this letter agreement and (ii) this letter agreement has been duly executed and delivered by the undersigned and constitutes a legal, valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)). The undersigned further represents and warrants to Parent that the undersigned has, and will have throughout the term of this letter agreement, sufficient cash or other immediately available funds to enable the undersigned to contribute the full Funding Commitment Amount.
          Neither this letter agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. This letter agreement may not be amended, supplemented or otherwise modified unless made by written instrument signed by both parties hereto, and Parent hereby agrees not to enter into any such amendment, supplement or modification, or to waive or fail to enforce any of its rights or interests hereunder, without the prior written consent of the Conflicts Committee of Partnership GP.
          Any term or provision of this letter agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable such term or provision as to any other jurisdiction or any of the remaining terms and provisions of this letter agreement in that or any other jurisdiction. If any provision of this letter agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
          This letter agreement, and all claims or causes of action (whether at law or in equity, in contract or in tort) that may be based upon, arise out of or relate to this letter agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto agrees (a) that this letter agreement involves at least $100,000.00, and (b) that this letter agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708.
          The undersigned agrees that irreparable damage would occur in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached. The undersigned accordingly agrees that prior to the termination of this letter agreement in accordance with its terms, Parent and/or the Hiland Parties shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement exclusively in the Delaware Court of Chancery (or a proper Delaware state court if the Court of Chancery does not have subject matter jurisdiction) or the federal courts sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In connection with any request for specific performance or equitable relief by Parent and/or the Hiland Parties, the undersigned hereby waives any requirement for the security or posting of any bond in connection with such remedy.
          In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this letter agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this letter agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery (or a proper Delaware state court if the Court of Chancery does not have subject matter jurisdiction) or the federal courts sitting in the State of Delaware. Each of the parties hereto consents to the service of process or other papers in connection with such action or proceeding in such manner as permitted by law and, to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other party or parties hereto of the name and address of such agent, and that service of process may, to the fullest extent permitted by law, also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to the above shall, to the fullest extent permitted by law, have the same legal force and effect as if served upon such party personally within the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this letter agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this letter agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this paragraph, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this letter agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding between the parties hereto arising out of or relating to this letter agreement or the transactions contemplated hereby. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party that has not as of the date hereof already duly appointed such an agent does hereby appoint The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, as such agent.
          This letter agreement, including the undersigned’s liabilities and obligations hereunder, shall terminate without further action upon the earlier of (a) the full payment of the Funding Commitment Amount from the undersigned to Parent and (b) the termination of the Merger Agreement.
          This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same letter agreement.
          This letter agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and is not intended to and shall not confer upon any person other than the parties hereto (and the Hiland Parties, as provided for herein) any rights or remedies hereunder.

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          Please confirm your agreement with the foregoing by signing and returning to the undersigned a copy of this letter agreement.

Very truly yours,
/s/ Harold Hamm
Harold Hamm

Accepted and agreed to as of the date set forth above: HH GP HOLDING, LLC
By:	/s/ Harold Hamm
Harold Hamm
President

Signature Page to HLND Commitment Letter